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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D/A
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

		I-MANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

		Common Stock, Par Value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

		44973Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

		J. Niel Armstrong
		ZF Partners, L.P.
		One Ferry Building, Suite 255
		San Francisco, CA 94114
		415-677-1557
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

		May 4, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss. 240.13D/A-1(e), 240.13D/A-1(f) or 240.13D/A-1(g), check the following box [_].


   Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13D/A-7(b) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 44973Q103               13D/A                     Page 2 of 11 Pages


________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

ZF Partners, LP	   FEIN: 35-2214127
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
PN
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 3 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

ZF Ventures, L.L.C.	   FEIN: 37-1473537
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
OO
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 4 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Fund (02-04) Investors, L.L.C.   FEIN:  40-0002819
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
OO
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 5 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

EGI-Managing Member (02-04), L.L.C.   FEIN:  40-0002816
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
OO
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 6 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

SZ Investments, L.L.C.   FEIN:  36-4150443
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
OO
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 7 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Chai Trust Company, L.L.C.   FEIN: 36-6934216 __________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
OO
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 8 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

SLF Partners, LLC  FEIN: 20-0183973
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		0
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	0
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,606,000
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (1)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
OO
________________________________________________________________________________

(1) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 9 of 11 Pages

________________________________________________________________________________
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Steven L. Fingerhood
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Source of Funds (See Instructions)
WC, SC
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
Delaware
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF  		8,572 (1)
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           	3,606,000
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           	8,572
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power
                    	3,606,000
________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
3,614,572
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
7.6% (2)
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
IN
________________________________________________________________________________

(1) These shares of restricted stock may be repurchased by the Company for par value if the reporting person's service as a Director terminates before the shares vest. The shares will vest in full on the second business day after the Company announces financial results for the fourth quarter of the year of grant.

(2) Calculated based upon 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

CUSIP No. 44973Q103               13D/A                     Page 10 of 11 Pages

This Schedule 13D/A relates to the common stock, par value $0.0001 per share ("Common Stock"), of I-many, Inc., a Delaware corporation (the "Issuer"). Issuer's principal executive office is located at 399 Thornall Street, 12th Floor, Edison, New Jersey 08837. Items 3 and 5 of the Schedule 13D are hereby amended as follows:

ITEM 3. Item 3 is hereby amended by appending the following thereto:

Between August 19, 2005 and May 4, 2006, Purchaser acquired an additional 785,000 shares of Common Stock in open market purchases in a price range of $1.38 to $1.9831 per share, at an average purchase price of $1.7195 per share, for a total purchase price of $1,349,843 (exclusive of brokerage commissions and fees). The source of all such purchases was Purchaser's working capital.

For his service as a Director, Steven L. Fingerhood received 8,572 restricted shares of common stock that may be repurchased by the Company for par value if the reporting person's service as a Director terminates before the shares vest. The shares will vest in full on the second business day after the Company announces financial results for the fourth quarter of the year of grant.

ITEM 5. Interest in Securities of Issuer - Items 5(a) and (b) are hereby amended and restated in their entirety as follows:

(a) and (b) To the best knowledge of each of the Reporting Persons, there were 47,297,530 shares of Common Stock outstanding as of March 1, 2006, as reported by the Issuer on its Form 10-K for the period ended December 31, 2005.

Purchaser and each of the other Reporting Persons share beneficial ownership and dispositive and voting power of 3,606,000 shares of Common Stock, representing 7.6% of Issuer's issued and outstanding Common Stock. Steven L. Fingerhood, a Reporting Person, has sole beneficial ownership and dispositive and voting power of 8,572 shares of Restricted Common Stock.

CUSIP No. 44973Q103               13D/A                     Page 11 of 11 Pages

                                    SIGNATURES

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: May 8, 2006

-ZF PARTNERS, LP
  By: ZF Ventures, L.L.C., its general partner
   By: EGI-Fund (02-04) Investors, L.L.C., a member

    By: /s/ PHILIP G. TINKLER
    -------------------------------------
	Philip G. Tinkler, Treasurer

   By: SLF Partners, LLC, a member

    By: /s/ STEVEN L. FINGERHOOD
    -------------------------------------
	Steven L. Fingerhood, Member

- ZF VENTURES, L.L.C.
    By: EGI-Fund (02-04) Investors, L.L.C., a member

     By: /s/ PHILIP G. TINKLER
     -------------------------------------
 	Philip G. Tinkler, Treasurer

    By: SLF Partners, LLC, a member

     By: /s/ STEVEN L. FINGERHOOD
     -------------------------------------
	Steven L. Fingerhood, Member


-EGI-FUND (02-04) INVESTORS, L.L.C.
-EGI-MANAGING MEMBER (02-04), L.L.C.
-SZ INVESTMENTS, L.L.C.

     Each by: /s/ PHILIP G. TINKLER
     -------------------------------------
     Philip G. Tinkler, Treasurer


-CHAI TRUST COMPANY, L.L.C.

     By: /s/ DONALD J. LIEBENTRITT
     -------------------------------------
       Donald J. Liebentritt, President


-SLF PARTNERS, LLC

     By: /s/ STEVEN L. FINGERHOOD
     -------------------------------------
	Steven L. Fingerhood, Member


 /s/ STEVEN L. FINGERHOOD
 -------------------------------------
-STEVEN L. FINGERHOOD


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)